                                                                  Exhibit  10.20


The following executives of the Company have each entered into Employment Agreements with the Company in substantially the form of the attached:
Mr. Edward V. Fritzky
Mr. Michael L. Kranda
Mr. Scott G. Hallquist
Ms. Peggy V. Phillips
Mr. Douglas G. Southern
Mr. Leonard R. Stevens
Dr. Douglas E. Williams


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

                                                                  Exhibit  10.20


                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November __, 1995 between IMMUNEX CORPORATION, a Washington corporation (the "Company"), and _____________ (the "Executive").


                                    RECITALS

A. The Executive is and has been employed by the Company pursuant to an Employment Agreement dated _______ (the "Original Agreement").

B.   The Executive and the Company desire to terminate the Original Agreement.

C. The Company desires to continue to employ the Executive upon the terms and conditions set forth herein and the Executive is willing to provide services to the Company upon the terms and conditions set forth herein.


                                    AGREEMENT

1.   TERMINATION OF ORIGINAL AGREEMENT

The Company and the Executive agree that the Original Agreement is hereby terminated and is of no further force and effect. The Company and the Executive further agree that neither party shall be liable to the other under any provision of the Original Agreement, and that this Agreement shall govern the terms and conditions of the Executive's employment with the Company from and after the date hereof.


2.   EMPLOYMENT PERIOD

The Company hereby agrees to continue the Executive in its employ or in the employ of its subsidiaries, and the Executive hereby agrees to remain in the employ of the Company or its subsidiaries, in accordance with the terms and provisions of this Agreement for a period of three years commencing on the date of this Agreement (the "Employment Period").


3.   TERMS OF EMPLOYMENT

(a)  POSITION AND DUTIES

          (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned immediately preceding the date of this Agreement and (B) unless otherwise agreed to in writing by the Executive, and except for travel


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

                consistent with the Executive's responsibilities, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the date of this Agreement or any office which is the headquarters of the Company and is less than 35 miles from such location.

          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and its subsidiaries and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of the Executive's responsibilities in accordance with this Agreement.

(b) COMPENSATION

          (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") at the rate of $______ (before all customary payroll deductions), which shall be paid in equal installments in accordance with the Company's normal payroll practices. The Annual Base Salary shall be subject to review by the Board of Directors of the Company (the "Board") from time to time and may be increased but not decreased during the Employment Period. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

          (ii) ANNUAL INCENTIVE BONUS. In addition to the Annual Base Salary, the Executive shall be entitled to receive an annual incentive bonus (the "Annual Incentive Bonus"), the amount of which shall be determined by the Compensation Committee of the Board in its sole discretion. Any such Annual Incentive Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Incentive Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Incentive Bonus. During the Employment Period the Company may increase but not decrease the Executive's opportunity to receive an Annual Incentive Bonus upon achievement of target performance levels.

          (iii) BENEFIT PLANS. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings, retirement, welfare and fringe benefit, and vacation plans, practices, policies and programs of the Company in accordance with their terms. The benefit package coverage the Executive is entitled to receive may be modified during the Employment Period only if such modified benefit package coverage (in the aggregate) is substantially equivalent to, or better than, the Executive's benefit package coverage (in the aggregate) prior to such modification.

          (iv) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the expense reimbursement policy of the Company.


4.   TERMINATION OF EMPLOYMENT.

Employment of the Executive pursuant to this Agreement may be terminated as follows:

(a) BY THE COMPANY. With or without Cause (as defined below), the Company may terminate the employment of the Executive at any time during the Employment Period upon giving Notice of Termination (as defined below).

(b) BY THE EXECUTIVE. With or without Good Reason (as defined below), the Executive may terminate his employment at any time during the Employment Period upon giving Notice of Termination.

(c) AUTOMATIC TERMINATION. The Executive's employment shall terminate automatically upon the death or Disability (as defined below) of the Executive. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 5(c) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company or its subsidiaries shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company or its subsidiaries on a full-time basis for 180 business days within any 365-day period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).


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

5.   CERTAIN DEFINITIONS

(a) CAUSE. "Cause" means (i) a material breach by the Executive of the Executive's obligations under Section 3(a) (other than as a result of incapacity due to a physical or mental illness) or Section 7 which is not remedied, if capable of being remedied, within a reasonable period of time following receipt of written notice from the Company specifying such breach; (ii) any material act or fraud or dishonesty or other gross misconduct involving the business or finances of the Company; or (iii) the conviction of the Executive of a felony.

(b) GOOD REASON. "Good Reason" means the occurrence of any of the following without the consent of the Executive:

          (i) At any time within the period commencing 90 days following the date on which there is a change in control of the Company whereby the successor is required to assume this Agreement under
                Section 9(c) (whether or not such successor does expressly assume this Agreement) and ending 365 days thereafter, the resignation of the Executive for any reason, in his sole discretion;

          (ii) the assignment to the Executive of any duties materially inconsistent with and detrimental to, the Executive's position, authority, duties or responsibilities as contemplated by
                Section 3(a), excluding an isolated insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Executive; provided, however, that the reduction of the Executive's position, authority, duties and responsibilities by the Company following Executive's written notice to the Company that he intends to resign his position with the Company shall not constitute "Good Reason" under this Agreement;

          (iii) any failure by the Company to comply in any material respect with any of the provisions of Section 3(a), other than as contemplated by the proviso in clause (ii) of this subparagraph (b) or an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive;

          (iv) the Company's requiring the Executive to be based (other than pursuant to reasonable travel requirements contemplated hereunder) at any office or location other than that described in Section 3(a)(i)(B), except for an isolated, insubstantial and inadvertent action of the Company not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive;

          (v)   any failure by the Company to comply with and satisfy
                Section 9(c), provided that such successor has received at least ten days' prior written notice from the Company or the Executive of the requirements of Section 9(c) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive.

(c) NOTICE OF TERMINATION. "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such omitted fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(d) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company or its Subsidiaries for Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.


6.   TERMINATION PAYMENTS

In the event of termination of the employment of the Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6:

(a) TERMINATION BY THE COMPANY. If the Company terminates the Executive's employment without Cause prior to the end of the Employment Period, the Executive shall be entitled to (i) receive payment of his Annual Base Salary and Annual Incentive Bonus (assuming target performance had been achieved at the 100% level) until the second anniversary of the Date of Termination; (ii) the Annual Incentive Bonus the Executive would otherwise have been entitled to receive attributable to the portion of the year preceding the Date of Termination, assuming his employment had continued until the end of the year and assuming target performance had been achieved at the 100% level; (iii) continued participation in the Company's medical, dental, life, accidental death and disability, and long-term disability (to the extent allowed by the insurer) insurance programs under the same terms as similarly situated active employees of the Company until the earlier of (A) the second anniversary of the Date of Termination or (B) the effective date of substantially equivalent coverage of the Executive under similar programs of a subsequent employer; (iv) individual executive outplacement services, including customized counseling,


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

financial planning, research assistance, office space and enhanced administrative/secretarial support services; and (v) any unpaid Annual Base Salary which has accrued for services already performed as of the Date of Termination. The payment of the amounts payable to the Executive under clause (i) above shall be made, at the election of the Executive, either as (a) a lump sum payment made no later than two business days following the Date of Termination or (b) as salary continuation payments made at the same time as active employees of the Company are paid (in which case each payment shall include the portion of the Executive's Annual Base Salary and Annual Incentive Bonus attributable to that pay period). The payment of amounts payable to the Executive under clause (ii) above shall be made no later than two business days following the Date of Termination. Continued participation in the Company's medical and dental plans pursuant to clause (iii) above constitutes COBRA coverage and the period during which the Executive is entitled to continue such participation shall be applied against the COBRA continuation period.

If the Executive is terminated by the Company for Cause, the Executive shall not be entitled to receive any of the foregoing benefits, other than payment of accrued Annual Base Salary as set forth in clause (v) above.

(b) TERMINATION BY THE EXECUTIVE. In the case of the termination of the Executive's employment by the Executive with Good Reason, the Executive shall be entitled to receive the benefits set forth in clauses (i), (ii), (iii), (iv) and
(v) of subparagraph (a) hereof. If the Executive terminates his employment without Good Reason, the Executive shall not be entitled to any payments hereunder, other than payment of accrued Annual Base Salary as set forth in clause (v) of subparagraph (a) hereof and continuation of the benefits, at the Executive's expense, specified in clause (iii) of subparagraph (a) hereof until the earlier of the first anniversary of the Date of Termination or effective date of substantially equivalent coverage of the Executive under similar programs of a subsequent employer. Continued participation in the Company's medical and dental plans pursuant to this subsection (b) constitutes COBRA coverage and the period during which the Executive is entitled to continue such participation shall be applied against the COBRA continuation period.

(c) AUTOMATIC TERMINATION. In the case of the termination of the Executive's employment due to death or Disability, the Executive or his legal representative shall be entitled to receive the payment of accrued Annual Base Salary as set forth in clause (v) of subparagraph (a) hereof plus an amount equal to (i) in the case of death, the amount by which the compensation payable in clause (i) of subparagraph (a) exceeds the death benefits payable under the Company's group term life insurance plan (assuming the Executive had elected to receive the maximum insurance coverage available thereunder) and (ii) in the case of disability, the benefits set forth in clauses (ii) and (iii) of subparagraph (a) hereof plus the amount by which the aggregate compensation payable pursuant to clause (i) of subparagraph (a) hereof exceeds the 24 times the amount of monthly benefits received by the Executive under the Company's long-term disability plan and from Social Security.


7.   RESTRICTIVE COVENANTS

(a) NO COMPETING EMPLOYMENT. For so long as the Executive is employed by the Company or any Affiliate (as defined below) and continuing following the Executive's termination of


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

employment for any reason until the later of (i) the end of the period of time with respect to which the Executive receives severance compensation pursuant to
Section 6 of this Agreement, or (ii) the first anniversary of the Date of Termination (such period being referred to hereinafter as the "Restricted Period"), the Executive shall not, directly or indirectly, engage in any work or other activity--whether as owner, shareholder, partner, officer, consultant, employee or otherwise--involving a product or process similar to a product or process on which the Executive worked for the Company (or any Affiliate) at any time during the period of two years immediately prior to termination of employment, if such work or other activity is then competitive with that of the Company (or any Affiliate), provided, that this restriction shall not apply if the Executive has disclosed to the Company in writing all the known facts relating to such work or activity and has received a release in writing from an officer of the Company to engage in such work or activity. For purposes of this covenant, the Executive shall be deemed to have worked on any product that was marketed or being developed for marketing by the Company during the two years prior to termination of employment. Ownership by the Executive of five percent or less of the outstanding shares of stock of any company either (i) listed on a national securities exchange or (ii) having at least 100 shareholders shall not make the Executive a "shareholder" within the meaning of that term as used in this paragraph. Nothing in this paragraph shall limit the rights or remedies of the Company arising, directly or indirectly, from such competitive employment including, without limitation, claims based upon breach of fiduciary duty, misappropriation, or theft of confidential information. The term "Affiliate" shall mean the Company and any entity controlling, controlled by or under common control with the Company.

(b) NO INTERFERENCE. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company or any Affiliate), intentionally solicit, endeavor to entice away from the Company or any Affiliate, or otherwise interfere with the relationship of the Company or any Affiliate with, any person who is employed by or otherwise engaged to perform services for the Company or any Affiliate (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any Affiliate.

(c) CONFIDENTIALITY AND INVENTIONS. The Executive agrees to abide by the terms of the Invention Disclosure and Confidentiality Agreement attached as Appendix A hereto, PROVIDED, HOWEVER, that such agreement shall also cover Proprietary Information and Inventions of any Affiliate.

(d) INJUNCTIVE RELIEF. The Executive acknowledges that a breach of any of the covenants contained in this Section or Appendix A may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section or such other relief as may be required to specifically enforce any of the covenants in this Section. The Executive hereby agrees and consents that such injunctive relief may be sought EX PARTE in any state or federal court of record in the State of Washington, or in the state and county in which such violation may occur or in any other court having jurisdiction, at the election of the

Company. The Executive agrees to and hereby submits to IN PERSONAM jurisdiction before each and every such court for that purpose.


8.   FULL SETTLEMENT:  RESOLUTION OF DISPUTES

(a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as set forth in Section 6(a)(iii)(B). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any successful contest by the Executive, or any unsuccessful contest by the Company, regarding the terms of this Agreement, plus interest on any delayed payment at the Applicable Federal Mid-Term Rate (as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended) at the time when the amounts were first payable. For purposes of this provision, a contest shall be successful with respect to the Executive if the Executive ultimately prevails on a preponderance of the substantive issues and shall be unsuccessful with respect to the Company if the Company fails to prevail on a preponderance of the substantive issues.

(b) If there shall be any good faith dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the Executive terminated for Good Reason, the Company shall pay all amounts, and provide all benefits, to the Executive and to the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(a) or 6(b) as though such termination were by the Company without Cause or by the Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.


9.   SUCCESSORS

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company could be required to perform as if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


10.  RELEASE

The Executive's eligiblity to receive the termination payments under
Section 6(a) or 6(b) of this Agreement will be conditioned upon the Executive's execution, at the time his employment is terminated, of a waiver of all legal claims he may have against the Company relating to or arising from his employment or the termination of his employment in form and substance reasonably acceptable to the Company. This release shall not affect any contractual or statutory claims for indemnification that the Executive may have against the Company.


11.  MISCELLANEOUS

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have not force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     IF TO THE EXECUTIVE:

          _____________

          _____________

          _____________


     IF TO THE COMPANY:

          Immunex Corporation
          51 University Street
          Seattle, Washington  98101
          Attention:  Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. The effective date of any notice or other communication shall be three days from the date on which it is sent by the addresser or the date on which it is personally delivered.


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

(c) If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and unenforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(d) The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right to any other provision or right of this Agreement.

(f) The Executive and the Company agree to keep the terms of this Agreement confidential, except to the extent disclosure may be required by law.

(g) This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                       IMMUNEX CORPORATION


                                                       By_______________________
                                                          Its___________________


                                                       EXECUTIVE:


                                                       _________________________

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